Exhibit 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

M-FLEX’S SPECIAL COMMITTEE AGREES TO EXTEND THE DEADLINE FOR

THE OFFER FOR MFS TECHNOLOGY LTD TO MARCH 31, 2007

Anaheim, CA, January 5, 2007 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, announced today that the independent special committee of its board of directors has agreed that M-Flex will extend the deadline for the fulfillment of the pre-conditions to the offer for all of the outstanding ordinary shares of MFS Technology Ltd (the “Offer”) to March 31, 2007, in accordance with the recent ruling of the Singapore Securities Industry Council (the “SIC”).

Under the original terms of the Offer, there are certain pre-conditions which could release M-Flex from its obligations under The Singapore Code on Take-overs and Mergers to proceed with the Offer, including the failure of the U.S. Securities and Exchange Commission (the “SEC”) to declare the registration statement regarding the Offer effective by December 31, 2006. M-Flex filed an amendment to the registration statement with the SEC on December 29, 2006, and as of the date of this news release, it has not yet been declared effective.

In August 2006, M-Flex’s special committee withdrew its recommendation for the Offer and applied to the SIC to withdraw the Offer so that M-Flex would not be required to convene a stockholders’ meeting in order to vote on a transaction that its special committee and management do not support. The SIC denied such application and M-Flex appealed the SIC’s denial. On December 22, 2006, M-Flex announced that in denying M-Flex’s appeal for approval to withdraw the Offer, the SIC had ruled that M-Flex should extend the deadline for the fulfillment of the pre-conditions to the Offer past the original deadline of December 31, 2006, to March 31, 2007.

M-Flex’s special committee continues to strongly recommend that M-Flex’s stockholders vote against the Offer.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage, and portable bar code scanners. M-Flex’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, any statement which is preceded by the words “assume,” “will,” “plan,” “expect,” “estimate,” “aim,” “intend,” “project,” “anticipate,” or similar words. Actual events or results may differ materially from those stated or implied by the company’s forward-looking statements as a result of a variety of factors. These forward-looking statements represent the company’s judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.

Additional Information and Where to Find It

M-Flex has not yet commenced any offer for the shares of MFS. The Offer, if made, will be made only pursuant to the Offer Document/Prospectus included in the Registration Statement on Form S-4 (the “S-4”) that was filed with the SEC on June 27, 2006, as amended from time to time, which also contains a proxy statement with respect to the special stockholders meeting to be held by M-Flex. Information contained in this news release is not a substitute for the information contained in the S-4 or any other relevant document that M-Flex may file with the SEC. Stockholders and investors are urged to read the S-4 and any other relevant document filed with the SEC when they become available, and before making any voting or investment decision, because such documents will contain important information, including detailed risk factors about M-Flex, MFS and the proposed transaction. These documents are or will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request for such a filing to M-Flex at 3140 East Coronado Street, Anaheim, California, 92806, Attention: Investor Relations, or by telephone at (714) 573-1121, or by email to investor_relations@mflex.com, or through M-Flex’s website (www.mflex.com) as soon as reasonably practicable after such material is filed with or furnished to the SEC. This information also will be available on the website of the Singapore Securities Exchange Trading Limited at www.sgx.com.

M-Flex, MFS and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from M-Flex stockholders in connection with the proposed transaction. Information about the directors and executive officers of M-Flex and their ownership of M-Flex stock is set forth in the S-4 and in the proxy statement for M-Flex’s 2006 Annual Meeting of Stockholders. Information about the directors and executive officers of MFS and their ownership of MFS shares is set forth in the annual report of MFS. Investors may obtain additional information regarding the interests of such participants by reading the S-4.

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